Francesca’s Holdings Corporation Raises Fourth Quarter Guidance on Strong Holiday Sales and Margin

Comparable Boutique Sales Increased 14.1% Quarter-to-Date

HOUSTON, TEXAS — January 10, 2012 — Francesca’s Holdings Corporation (NASDAQ:FRAN) today announced that the Company has raised its fourth quarter guidance based on its strong holiday period sales and margin performance.

Francesca’s Holdings announced net sales for the two-month period ended December 31, 2011 increased 52.7% to $49.2 million compared to $32.2 million for the same period of 2010. Comparable boutique sales increased 14.1% for the two-month period of 2011 following a comparable boutique sales increase of 15.6% in the same period of 2010. Based on the results to date, the Company now expects net sales for the fourth quarter in the range of $58.5 to $59.5 million assuming a comparable boutique sales increase of 9% to 11% following a 14.5% increase in the same period last year. The Company now expects net income for the quarter to be in the range of $7.1 million to $7.6 million or $0.16 to $0.17 per diluted share compared to $0.11 per share in the fourth quarter of the prior year.  Previously released guidance for the fourth quarter included estimated net sales of $55.5 to $57.0 million and diluted earnings per share of $0.14 to $0.15, based on an estimated comparable boutique sales increase of 4% to 5%.

John De Meritt, President and CEO stated: “We are very pleased with our strong sales and margin results for the holiday season, which we believe is a reflection of our effective merchandising strategy, strong value proposition and differentiated boutique shopping experience.  We achieved this sales growth without sacrificing our merchandise margin.  We believe our inventory remains at an appropriate level as we move into 2012.  In addition, our new boutiques are performing in line with our expectations as we continue to execute successfully on our real estate strategy.”

As previously announced, presenting at the ICR XChange Conference in Miami at the Fountainbleau Hotel are John De Meritt, co-founder and CEO, Theresa Backes, COO and Gene Morphis, CFO.  The presentation, at 10:40 EST on Wednesday Jan. 11th, will be webcast at www.francescas.com The Company plans to announce its final fourth quarter and fiscal year 2011 financial results on March 13, 2012.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new boutiques as planned; and possible inability to sustain levels of comparable-boutique sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Prospectus dated July 21, 2011.  We undertake no obligation to publicly update or revise any forward-looking statement.

The Company may not issue future press releases discussing sales trends such as this one other than associated with routine quarterly and annual financial reporting.

About Francesca’s Holdings Corporation

Francesca’s Collections is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and uniquely balanced mix of high-quality, trend-right apparel, jewelry, accessories and gifts at attractive prices. Francesca’s Collections appeals to the 18-35 year-old, fashion conscious, female customer, although the Company finds that women of all ages are attracted to the eclectic and sophisticated merchandise selection and boutique setting. Francesca’s Collections’ boutiques carry a broad selection but limited quantities of individual styles and new merchandise is introduced five days a week.

CONTACT:

ICR, Inc.
Jean Fontana/Joseph Teklits
203-682-8200
jean.fontana@icrinc.com

ADDITIONAL INFORMATION

For additional information on Francesca’s, please visit www.francescas.com